Transaction Complete:  Quantum Acquires Significant 	Page 1Portion of
Digital's Storage Businesses		October 3, 1994Transaction Complete:
Quantum Acquires Significant 	Page 1Portion of Digital's Storage Businesses
		October 3, 1994	- more -	- more -FOR IMMEDIATE RELEASE
	Contact:	Catherine Hartsog  			Director, Corporate
				    Communications			(408) 894-4334
	TRANSACTION COMPLETE:  QUANTUM ACQUIRESSIGNIFICANT PORTION OF DIGITAL'S
STORAGE BUSINESSES	MILPITAS, Calif.,  October 3, 1994: Quantum
Corporation (NMS:QNTM) today announced that it has completed the purchase of
Digital Equipment Corporation's hard disk drive, tape drive, solid state disk, and thin-film heads business for $360 million, subject to adjustments in accordance with the agreement.  The purchase is being financed with $290 million cash and bank debt and a note to Digital for $70 million.  The transaction includes Digital's 81% ownership position in Rocky Mountain
Magnetics, Incorporated, an industry leader in the development of
magnetoresistive head technology.  	According to William J. Miller, Quantum's
chairman and chief executive officer, this move puts Quantum in a position to extend its leadership in the storage industry.  "We now have the capabilities necessary to develop a more significant position in the high-capacity, high-
performance segment of the market," Miller said.  "We have a broader technology portfolio, increased development resources, and access to critical magnetoresistive head technology, all of which will be key factors as we move to take advantage of the tremendous growth opportunities in the high-end
segments of the storage market.  	"In addition, we are pleased to be
bringing Digital's solid state disks and digital linear tape products to market as part of the Quantum product portfolio," he continued.  "These products have significant competitive advantages which we believe will
translate to meaningful success in the marketplace."	The two companies also
finalized a supply agreement covering Digital's internal storage requirements for its core systems and StorageWorks businesses.  The specific terms were not disclosed, but the agreement guarantees Quantum a significant percentage of
Digital's internal hard drive, tape, and solid state requirements.  "Digital has been a consistent Quantum customer for the past three years, and we look forward to strengthening that relationship and meeting their requirements
across a broader range of products," Miller said.	Quantum also announced
changes in its organization to support its new and expanded business areas.
The company now has four business units which are defined by the markets they
serve:	-	The High Capacity Storage Group develops products for the
higher end workstation and server markets.   This group, headed by Robert K.
Maeser, president, will now include Digital's disk drive business, and will maintain development centers in Milpitas, California and Shrewsbury,
Massachusetts.    	-	The Desktop and Portable Storage Group, headed
by Michael Brown, president, remains focused on drives designed for desktop
and notebook PCs.   	-	The Recording Heads Group is a newly formed
organization headed by Ken Lee, Quantum's Chief Technical Officer and executive vice president of technology and engineering.  The Recording Heads
Groups encompasses Digital's thin-film heads business, including both its
Shrewsbury operations and Rocky Mountain Magnetics.  Lee continues his leadership of Quantum's advanced technology development efforts and overall
strategic technical direction.	-	The Specialty Storage Products Group
is a newly formed organization which comprises the digital linear tape, solid state disk, and flash memory card businesses.  It is headed by Gina Bornino as vice president and general manager.  She will also continue in her role as
vice president of corporate planning and development.	"We have considerable
challenges ahead of us in integrating the businesses, but our fundamental goals have not changed.  We will continue to differentiate Quantum based on the superior quality of our products and support capabilities and our ability to ramp products quickly to meet customer volume requirements," Miller said.
"We also remain focused on improving our profitability and the return on the capital invested in the business.  We've led the industry in efficiency of spending with expenses below 10% of sales the last few quarters.  We intend to maintain our leadership in that area and continue our efforts to lower our
overall cost structure as well," Miller said.  	Quantum Corporation is a
leading supplier of storage products for a broad range of computer platforms, serving OEM and distribution customers worldwide.  Widely recognized as the industry's quality leader, Quantum is the largest supplier of hard disk drives worldwide and has been ranked among the Fortune 500 since 1991.  The company's sales for the fiscal year ending March 1994 were $2.1 billion; sales for its
first fiscal 1995 quarter were $725 million.   			###